                                                                   EXHIBIT 10.4


                         GENTIVA HEALTH SERVICES, INC.


                         EXECUTIVE OFFICERS BONUS PLAN

SECTION 1. PURPOSE.


    Gentiva Health Services, Inc. (the "Company") hereby establishes, subject to shareholder approval, this Executive Officers Bonus Plan (the "Plan") in order to provide the Company's executive officers with an opportunity to earn annual bonus compensation, contingent on the achievement of certain performance goals, as an incentive and reward for their leadership, ability and exceptional services.


SECTION 2. DEFINITIONS.

    2.1 "Award" means the amount of bonus compensation to which an Eligible Employee is entitled for each Plan Year as determined by the Committee pursuant to Section 4 of the Plan.

    2.2 "Code" means the Internal Revenue Code of 1986, as amended, including applicable regulations thereunder.

    2.3 "Committee" means a committee of the Company's Board of Directors (the "Board") consisting of not less than two persons who, to the extent required to satisfy the exception for performance-based compensation under Section 162(m) of the Code are "outside directors" within the meaning of such section. The members of the Committee shall serve at the pleasure of the Board.

    2.4 "Determination Date" means the day immediately preceding the first day of a Plan Year or such later date by which the Committee may establish performance goals for a Plan Year without causing an Award to be treated as other than performance-based compensation within the meaning of Section 162(m) of the Code.

    2.5 "Eligible Employee" means any executive officer of the Company.

    2.6 "Plan Year" means a fiscal year of the Company.

SECTION 3. ADMINISTRATION.

    The Plan shall be administered by the Committee. The Committee shall have the authority to establish performance goals for the awarding of Awards for each Plan Year, to determine the Eligible Employees to whom Awards are to be made for each Plan Year; to determine whether performance goals for each Plan Year have been achieved; to authorize payment of Awards under the Plan; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; and to interpret the terms and provisions of the Plan. All determinations made by the Committee with respect to the Plan and Awards thereunder shall be final and binding on all persons, including the Company and all Eligible Employees.

SECTION 4. DETERMINATION OF AWARDS.

    The amount of an Award for any Plan Year shall be an amount not greater than the lesser of 200% of such Eligible Employee's annual base salary or $2.5 million, which amount shall be determined based on the achievement of one or more performance goals established by the Committee with respect to such Eligible Employee. Performance goals may vary from Eligible Employee to Eligible Employee and shall be based upon such one or more of the following performance criteria as the Committee may deem appropriate: appreciation in share value, total shareholder return, earnings per share, operating income, net income, pro forma net income, return on equity, return on designated assets, return on capital, economic value added, earnings, revenues, expenses, operating profit margin, operating cash flow, gross profit margin, net profit margin, employee turnover, employee headcount, labor costs, customer service, and accounts receivable. The performance goals may be determined by reference to the performance of the Company, or of a subsidiary or affiliate, or of a division or unit of any of the foregoing. No later than the Determination Date, the Committee shall establish
(i) the Eligible Employees who shall be eligible for an Award for such Plan Year, (ii) the performance goals for such Plan Year and (iii) the corresponding Award amounts payable under the Plan upon achievement of such performance goals.

SECTION 5. PAYMENT OF AWARD.


    An Award (if any) to any Eligible Employee for a Plan Year shall be paid in a single lump sum in cash as soon as practicable after the end of the Plan Year, provided, however, that the Committee shall have first certified in writing
(i) that a performance goal with respect to such Eligible Employee for such Plan Year was satisfied and the level of such goal attained, and (ii) the amount of each such Eligible Employee's Award. If an Eligible Employee dies after the end of a Plan Year but before receiving payment of any Award, the amount of such Award shall be paid to a designated beneficiary or, if no beneficiary has been designated, to the Eligible Employee's estate, in the form of a lump sum payment in cash as soon as practicable after the Award for the Plan Year has been determined and certified in accordance with this Section 5. Notwithstanding the foregoing, the Committee may determined, by separate employment agreement with any Eligible Employee or otherwise, that all or a portion of an Award for a Plan Year shall be payable to the Eligible Employee upon the Eligible Employee's death, disability or termination of employment with the Company, or upon a change of control of the Company, during the Plan Year.


SECTION 6. NON-TRANSFERABILITY.

    No Award or rights under this Plan may be transferred or assigned other than by will or by the laws of descent and distribution.

SECTION 7. AMENDMENTS AND TERMINATION.

    The Board may terminate the Plan at any time and may amend it from time to time, provided, however, that no termination or amendment of the Plan shall adversely affect the rights of an Eligible Employee or a beneficiary to a previously certified Award. Amendments to the Plan may be made without shareholder approval except as required to satisfy Section 162(m) of the Code.

SECTION 8. GENERAL PROVISIONS.

    8.1 Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements. Neither the adoption of the Plan or any Award hereunder shall confer upon an Eligible Employee any right to continued employment.

    8.2 No member of the Board of the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees or the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

SECTION 9. EFFECTIVE DATE OF PLAN.

    The Plan shall become effective on January 1, 2000, subject to approval by the shareholders of the Company.

                                      2